UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In a Form 8-K filed on June 26, 2015, Zimmer Biomet Holdings, Inc. (together with its subsidiaries, the “Company”) previously reported that (i) Stephen H.L. Ooi, the Company’s former President, Asia Pacific and a named executive officer, stepped down from that position effective as of June 24, 2015 in connection with the closing of the Biomet merger and (ii) the Company expected to enter into a consulting agreement with Mr. Ooi in connection with his termination of employment from the Company on December 31, 2015 following 29 years of service.

On February 5, 2016, in connection with Mr. Ooi’s termination of employment and pursuant to a succession plan for the leadership of the Company’s Asia Pacific business operations, the Company and Mr. Ooi entered into settlement and consultancy agreements.

The settlement agreement formalizes the separation of the employment relationship between Mr. Ooi and the Company as of December 31, 2015 and includes customary releases and waivers of claims. The agreement provides that the Company will pay Mr. Ooi SGD 1,423,600.08, which is equivalent to 24 months of Mr. Ooi’s most recent base monthly salary rate, as necessary consideration for the agreement under Singapore law. In addition, in the agreement, Mr. Ooi acknowledges that the Company has paid other amounts due Mr. Ooi, including his base salary and certain expense allowances through December 31, 2015 and accrued and unused annual leave as of December 31, 2015. Further, the agreement provides that the Company will pay Mr. Ooi such bonus as he may be entitled to with respect to the calendar year 2015 under the terms and conditions of the Company’s executive performance incentive plan and that outstanding equity awards previously granted to Mr. Ooi will continue to be governed by the terms and conditions of those awards. The agreement also contains provisions regarding confidentiality, as well as non-competition and non-solicitation by Mr. Ooi through December 31, 2016.

Pursuant to the consultancy agreement, for a twelve-month term beginning January 1, 2016 (which term is renewable upon the mutual written agreement of the parties), Mr. Ooi will act as Senior Executive Advisor and perform certain specified services to assist with, among other things, the transition of executive leadership responsibilities for the Company’s Asia Pacific region and the support and facilitation of integration activities in the Asia Pacific region. Mr. Ooi has agreed to devote the time, attention and skill needed to perform the services properly, and it is expected that he will commit no less than eighty percent of a calendar year for the performance of the services if required. Under the agreement, Mr. Ooi will be paid a gross monthly amount of SGD 59,316.67 for the duration of the term. In addition, the Company will pay Mr. Ooi a monthly allowance of SGD 7,300.00 for the duration of the term to cover reasonable expenses related to local travel, internet and mobile phone subscription and will provide Mr. Ooi with medical insurance, parking space and office space. The Company will also reimburse Mr. Ooi for reasonable and necessary overseas travel and related expenses incurred in connection with the performance of services subject to certain limitations and conditions. The agreement also contains provisions regarding ownership of work and confidentiality, as well as exclusivity, non-disparagement and conflict of interest covenants by Mr. Ooi for the period during which he performs services under the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 11, 2016

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary